Exhibit 4.3

ROSS MILLER Secretary of State 204 North Carson Street Suite 1 Carson City, Nevada 99701-4520 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1:	Name of corporation:
NANOVIRICIDES, INC.

2.	Stockholder approval pursuant to statute has been obtained.

3.	The class or series of stock being amended:
SERIES A CONVERTIBLE PREFERRED STOCK

4.	By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

2. Certain Definitions. For the purposes of the Certificate of Designation, Rights and Preferences which (embodies this resolution, unless the context otherwise requires, capitalized terms used and not otherwise ;defined in such Certificate of Designation, Rights and Preferences shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural):

(Balance attached).

5.	Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6.	Signature: (required)

X /s/ Eugene Seymour
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation – After Revised 3-6-09

 AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NANOVIRICIDES, INC.

(Continued)

2.       Certain Definitions. For the purposes of the Certificate of Designation, Rights and Preferences which embodies this resolution, unless the context otherwise requires, capitalized terms used and not otherwise defined in such Certificate of Designation, Rights and Preferences shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural):

"Additional Shares of Common Stock" shall mean all shares (including treasury shares) of common stock issued or sold by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company, other than (i) shares of common stock issued upon conversion of the Series A Preferred Stock or (ii) shares of common stock issued concurrently with the issuance of the Series A Preferred Stock.

"Business Day" shall mean any day on which banks are open for business in New York, New York (other than a Saturday or Sunday), provided that any reference to "days" (unless Business Days are specified) shall mean calendar days.

"Commission" shall mean the Securities and Exchange Commission or any successor federal agency having similar powers.

"Common Stock" shall mean the common stock of the Company, par value $.001 per share, and any stock into which such stock shall have been converted or changed or any stock resulting from any reclassification of such stock and all other stock of any class or classes (however designated) of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

"Company" shall mean NanoViricides, Inc., a Nevada corporation. "Conversion Rate" shall mean the conversion rate set forth in Section 5.

"Convertible Security" shall mean with respect to the Company any evidence of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended. "Holder" shall mean a holder of the Series A Preferred Stock.

"Intellectual Property" shall mean all of the patents, patent applications, provisional patent applications, and other proprietary intellectual property granted to the Company.

"Options" shall mean rights, options or warrants subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities.

"Other Securities" shall mean, when referring to the Company, any stock (other than Company Common Stock) and any other securities of the Company or any other person (corporate or otherwise) which the holder of Series A Preferred Stock shall at any time be entitled to receive, or shall have received, upon conversion of Series A Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

"Securities Act" shall mean the Securities Act of 1933, as amended.

3.       Dividends and Distributions. Holders of the Series A Preferred Stock shall not be entitled to receive dividends.

4.       Voting Rights:

(a)            Bach share of Series A Preferred Stock shall vote at the rate of nine votes per share, together with the Common Stock, on all matters to which shareholders of the Company are entitled to vote.

(b)            Whenever holders of the Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock entitled to vote thereon were present and voted_

(c)            Holders of the Series A Preferred Stock shall vote together as a separate class on all matters which impact the rights, value, or ranking of the Common Stock or Series A Preferred Stock, as provided herein.

(d)            So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the then outstanding shares of the Series A Preferred Stock, voting as a separate class, by. way of example and not limitation.:

(i)                adversely alter or change the rights, preferences, designations or privileges of the Series A Preferred Stock; or

(ii)              amend the Company's Articles of Incorporation of By-laws in a manner that adversely affects the rights, preferences, designations or privileges of the holders of the Series A Preferred Stock;

5.       Conversion. The Holder of the Series A Preferred Stock shall have the right to convert (the "Conversion Rights") the Series A Preferred Stock into shares of Common Stock solely upon a "Change of Control" of the Company.

(a) Change of Control Transaction. For the purposes of this Certificate of Designation, a Change of Control shall mean the occurrence of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(bX1) promulgated under the Exchange

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Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company (other than by means of conversion or exercise of the Series A Preferred Stock and the Securities issued together with the Series A Preferred Stock), (b) the Company merges into or consolidates with any other person, or any person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its Intellectual Property to another person and the stockholders of the Company prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above. In the event of a Change in Control, the Company shall deliver a written notice to the Holder of the Series A Preferred Stock at the Holder's last known address as set forth in the Series A Preferred Stock Register, advising the Holder of the Change in Control (the "Notice").

(b)     Conversion. Upon the earlier to occur of a Change of Control Transaction or the delivery of Notice by the Company, the Holders of any shares of Series A Preferred Stock may, at such holder's option, without any further consideration, at any time, elect to convert all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock on the basis of three and one-half (3.5) shares of Common Stock per each share of Series A Preferred Stock converted, subject to adjustment as set forth herein (the "Conversion Rate"). In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

(c)      Mechanics of Conversion. The conversion of the Series A Preferred Stock shall be conducted in the following manner:

(i)       Holder's Delivery Requirements. To convert the Series A Preferred Stock into full shares of Common Stock on any date, the holder thereof shall transmit by overnight carrier (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, to the Company at its then principal offices, Attention: Chief Financial Officer, the original certificates representing the shares of Series A Preferred Stock being converted (the "Preferred Stock Certificates") and the original, fully-executed notice of conversion in the form attached hereto as Exhibit A (the "Conversion Notice").

(ii)     Company's Response. Upon receipt by the Company of the Conversion Notice and the Preferred Stock Certificates, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within five (5) business days following the date of receipt by the Company of the fully executed Conversion Notice and Preferred Stock Certificates, issue and deliver to the Holder, certificates registered in the name of the Holder or its designee, representing the number of shares of Common Stock to which the holder shall be entitled. If the number of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than five (5) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii)   Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after the Conversion Date.

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(d)                 Reservation of Common Stock. The Company shall reserve out of its authorized but unissued shares of Common Stock that number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

(e)                  Termination of Rights on Conversion. All shares of the Series A Preferred Stock converted as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time-to-time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Preferred Stock accordingly.

(f)                  Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend, or a reorganization, merger, consolidation, change of control, share exchange or sale of assets, as provided for below), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to father adjustment as provided herein.

(g)                 Adjustment for Merger, Reorganization, Change of Control, etc. In addition to the convertibility of the Series A Preferred Stock upon a Change of Control, in case of any consolidation, merger or share exchange of the Company with or into mother corporation or the sale of all or substantially all of the assets of the Company to another corporation or in the event that there is a Change of Control, then each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(h)                 Adjustment to Conversion Price Due to Stock Split, Stock Dividend. etc. If, prior to the Conversion of all of the Series A Preferred Stock, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, or the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof (based upon the subscription or exercise price of such rights or warrants at the time of the issuance thereof), the Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the Transfer Agent of such change on or before the effective date thereof.

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(i)              No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms 'to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

(j)              Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Rate then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock. Despite such adjustment or readjustment, the form of each or all stock certificate representing Series A Preferred Stock, if the same shall reflect the initial or any subsequent Conversion Rate, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, Rights and Preferences which shall control.

(k)            Notice to Shareholders. If:

(1)            the Company shall declare a dividend (or any other distribution) on its Common Stock; or

(2)            the Company shall declare a special nonrecurring cash dividend or a redemption of its Common Stock; or

(3)            the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

(4)            the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(5)            the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

Then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series A Preferred Stock, and shall cause to be mailed to the Holders of the Series A Preferred Stock at their last address as they shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are

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to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(I)       Curative Provision. If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Series A Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and -the material adverse effects of such action on the rights of the holders of the Series A Preferred Stock at least thirty (30) calendar days prior to the effective date of such action, and an appraiser selected by the holders of a majority in interest of the Series A Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5) of the Conversion Rate (including, if necessary, any adjustment as to the securities into which shares of Series A Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series A Preferred Stock; provided, however, that the Company, after receipt of the determination by such appraiser, shall have the right to select an additional appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be.

(m)       Issuance Taxes. The issuance of certificates for shares of Common Stock on any conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

6.       Ranking. For purposes of the Certificate of Designation, Rights and Preferences embodying this resolution, any stock of any class or series of the Company shall be deemed to rank senior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the Holder of shares of the Series A Preferred Stock.

7.       Liquidation. Dissolution or Winding the For purposes of the Certificate of Designation, Rights and Preferences the shares of Series A Preferred Stock shall not be entitled to a Liquidation Preference with the Common Stock and the other classes of the Company's securities upon the liquidation, dissolution, or winding up of the Company.

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8.       Miscellaneous Provisions.

(a)             Shares Restricted. Neither the shares of Series A Preferred Stock nor the shares of Common Stock into which they are convertible have been registered under the United States Securities Act of 1933, as amended, or applicable state securities laws. Such securities have been offered, sold and issued pursuant to exemptions from such laws.

(b)            Closing of Books. The Company will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any share of the Common Stock issued or issuable upon the conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock.

(c)             Headings of Subdivisions. The headings of the various Sections and other subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(d)            Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereon set forth in the Certificate of Designation, Rights and Preferences embodying this resolution is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereon set forth therein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereon shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereon herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereon unless so expressed herein.

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